                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )


      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12


           DITECH COMMUNICATIONS CORPORATION
--------------------------------------------------------------------------
             (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------
 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.

           1.   Title of each class of securities to which transaction
                applies:
                ----------------------------------------------------------
           2.   Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           3.   Per unit price or other underlying value of transaction
                computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           4.   Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           5.   Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           6.   Amount Previously Paid:
                ----------------------------------------------------------
           7.   Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           8.   Filing Party:
                ----------------------------------------------------------
           9.   Date Filed:
                ----------------------------------------------------------

                       DITECH COMMUNICATIONS CORPORATION
                            825 E. MIDDLEFIELD ROAD
                        MOUNTAIN VIEW, CALIFORNIA 94043

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 22, 2000

                            ------------------------

TO THE STOCKHOLDERS OF DITECH COMMUNICATIONS CORPORATION:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of DITECH COMMUNICATIONS CORPORATION, a Delaware corporation ("Ditech"), will be held on September 22, 2000 at 11:00 a.m. local time at Ditech's offices, 825 E. Middlefield Road, Mountain View, California 94043, for the following purpose:

    1. To elect three directors to hold office until the 2003 Annual Meeting of Stockholders.


    2. To approve an amendment to our 1998 Stock Option Plan to increase the aggregate number of shares of Common Stock authorized for issuance under the plan by 1,000,000.



    3. To approve an amendment to our 1999 Non-Employee Directors' Stock Option Plan to increase the aggregate number of shares of Common Stock authorized for issuance under the plan by 100,000.



    4. To approve an amendment to our Employee Stock Purchase Plan to increase the aggregate number of shares of Common Stock authorized for issuance under the plan by 150,000.


    5. To approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of Common Stock to 200,000,000.

    6. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors of Ditech for its fiscal year ending April 30, 2001.

    7. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    The Board of Directors has fixed the close of business on July 24, 2000, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          /s/ WILLIAM J. TAMBLYN

                                          WILLIAM J. TAMBLYN
                                          SECRETARY


Mountain View, California
August 22, 2000


    ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                       DITECH COMMUNICATIONS CORPORATION
                            825 E. MIDDLEFIELD ROAD
                        MOUNTAIN VIEW, CALIFORNIA 94043

                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 22, 2000

                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL


    The enclosed proxy is solicited on behalf of the Board of Directors of Ditech Communications Corporation, a Delaware corporation ("Ditech" or the "Company"), for use at the Annual Meeting of Stockholders to be held on September 22, 2000 at 11:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the offices of Ditech, 825 E. Middlefield Road, Mountain View, California 94043. We intend to mail this proxy statement and accompanying proxy card on or about August 22, 2000, to all stockholders entitled to vote at the Annual Meeting.


SOLICITATION

    We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of Ditech. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

    Only holders of record of Common Stock at the close of business on July 24, 2000 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on July 24, 2000 we had outstanding and entitled to vote 28,494,003 shares of Common Stock.

    Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

    All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Except for Proposal 4, broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved. With respect to Proposal 4, abstentions and broker non-votes will have the same effect as negative votes.

REVOCABILITY OF PROXIES

    Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of Ditech at our principal executive office, 825 E. Middlefield Road, Mountain View, California 94043, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

SHAREHOLDER PROPOSALS


    The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for our 2001 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is April 24, 2001. The deadline for submitting a stockholder proposal or a nomination for director that is not to be included in such proxy statement and proxy is May 25, 2001. Stockholders are also advised to review our By-laws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.


                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    Our Amended and Restated Certificate of Incorporation and By-laws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board of Directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

    The Board of Directors is presently composed of eight members. There are three directors in the class whose term of office expires in 2000. Two of the nominees for election to this class, Messrs. Chung and Jones, are currently directors of Ditech who were previously elected by the stockholders.
Mr. Manoliu is a director of Ditech appointed by the Board of Directors to this position in June 2000. If elected at the Annual Meeting, each of the nominees would serve until the 2003 annual meeting and until his or her successor is elected and has qualified, or until such director's earlier death, resignation or removal.

    Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2003 ANNUAL MEETING

    PETER Y. CHUNG, age 32, has been a director of Ditech since February 1997. Mr. Chung is a General Partner and Member of various entities affiliated with Summit Partners, L.P., a venture capital and private equity firm, where he has been employed since August 1994. From August 1989 to July 1992, Mr. Chung worked in the Mergers and Acquisitions Department of Goldman, Sachs & Co. Mr. Chung also serves as a director of ADVA AG Optical Networking, an optical networking systems company, Somera Communications, Inc., a supplier of telecommunications equipment and outsourcing services, Splash Technology Holdings, Inc., a developer of color server systems, Stanford Microdevices, Inc., an RF integrated circuit company, and several privately held companies. Mr. Chung received a B.A. from Harvard University and an M.B.A. from Stanford University.

    KENNETH E. JONES, age 53, has been a director of Ditech since July 1983. He is currently the Chairman and Chief Executive Officer of Globe Wireless, Inc., a position he has held since Globe Wireless was sold by Automated Call Processing and became an independent company in 1997.
Mr. Jones founded Automated Call Processing in 1983 (which in 1997 merged with Ditech and changed its name to Ditech Corporation), and worked as its President and Chief Executive Officer until 1997. From 1986 to 1994, he also served as President and Chief Executive Officer of Automated Call Processing's wholly-owned subsidiary, Ditech Corporation. He served as a commanding officer of USS Flagstaff in the United States Navy and has a B.S. from the University of Nebraska and an M.B.A. from Harvard University.

    ANDREI MANOLIU, age 48, joined Ditech in June 2000 as a director. He is currently an independent business and financial consultant to emerging growth companies. From 1982 through March 2000, Mr. Manoliu was an attorney with Cooley Godward LLP, where he was, most recently, a senior partner. During his tenure at Cooley Godward LLP, he served as outside counsel to Ditech. Mr. Manoliu is also a director of Be Incorporated, a software platform company, and 3dfx, a developer and supplier of 3D graphics, technology and products. Mr. Manoliu received a Ph.D. in solid state physics from the University of California, Berkeley, and a J.D. from Stanford Law School.

                       THE BOARD OF DIRECTORS RECOMMENDS
                        A VOTE IN FAVOR OF EACH NOMINEE

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2001 ANNUAL MEETING

    WILLIAM A. HASLER, age 57, has been a director of Ditech since May 1997. He also serves as a Co-Chief Executive Officer and Director of Aphton Corp., a bio-pharmaceutical company, a position he has held since July 1998. From
August 1991 to July 1998, Mr. Hasler was the Dean of the Haas School of Business at the University of California at Berkeley, and from January 1984 to August 1991, Mr. Hasler served as a Vice Chairman of KPMG Peat Marwick.
Mr. Hasler is a director of numerous companies, including Schwab Funds, a financial service company, Solectron Corp., an electronics manufacturing services company, TCSI Corporation, a telecommunications software company, Tenera Inc., an engineering consulting firm, and Walker Interactive
Systems, Inc., an operations and analytical software company. He received a B.A. from Pomona College and an M.B.A. from Harvard University.

    PONG C. LIM, age 46, has served as Ditech's Chairman of the Board since October 1998. From March 1997 to September 1998, Mr. Lim served as Ditech's Chief Executive Officer and President. From May 1994 to March 1997, Mr. Lim served as Ditech's President and Chief Operating Officer. From June 1989 to April 1994, Mr. Lim served as General Manager of Santa Clara Business Unit, a division of DSC Communications, a telecommunications company. Mr. Lim has a B.S. in civil engineering from Drexel University and an M.B.A. in marketing and finance from the University of Phoenix.

    TIMOTHY K. MONTGOMERY, age 47, has served as Ditech's President and Chief Executive Officer since September 1998 and as a Director since October 1998. From November 1997 to September 1998, he served as Ditech's Senior Vice President of Sales and Marketing. Mr. Montgomery served as Vice President of Sales of Digital Link Corporation, a manufacturer of digital access products for wide area networks, from August 1993 to October 1997. From October 1992 to
July 1993, Mr. Montgomery worked as an independent consultant. From August 1986 to September 1992 Mr. Montgomery was employed as Vice President of Sales at Telebit Corporation, a networking company. Mr. Montgomery has a B.S.B.A. in marketing from Florida State University.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2002 ANNUAL MEETING

    GREGORY M. AVIS, age 41, has been a director of Ditech since February 1997. Mr. Avis has served as a Managing Partner of Summit Partners, a venture capital and private equity capital firm, since 1990 and has been a General Partner since 1987. Summit Partners and its affiliates manage a number of venture capital funds, including Summit Ventures IV, L.P., Summit Investors III, L.P. and Summit Subordinated Debt Fund, L.P., which are all stockholders of Ditech. Mr. Avis also serves as a director of Powerwave

Technologies, Inc., a designer and manufacturer of power amplifiers for wireless communications; Splash Technology Holdings, Inc., a developer of color server systems; MCK Communications, a manufacturer of remote voice products; and several privately held companies. Mr. Avis received a B.A. from Williams College and an M.B.A. from Harvard University.

    GEORGE J. TURNER, age 62, has been a director of Ditech since
November 1993. He is currently the President and Chief Operating Officer of Globe Wireless, Inc., a position he has held since December 1996. He previously worked for Automated Call Processing for over ten years, serving the company in several senior management roles. Mr. Turner has a B.A., an M.A. and a Ph.D. from the University of California, Berkeley.

BOARD COMMITTEES AND MEETINGS

    During the fiscal year ended April 30, 2000 the Board of Directors held seven meetings. The Board has an Audit Committee and a Compensation Committee.

    The Audit Committee meets with our independent auditors to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of three non-employee directors: Messrs. Chung, Hasler and Turner. The Audit Committee met twice during such fiscal year.

    The Compensation Committee makes decisions concerning salaries and incentive compensation, awards stock options to employees and consultants under our stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. All decisions by the Compensation Committee are reviewed by the Board, except that decisions regarding stock awards under our 1999 Stock Option Plan are made solely by the Compensation Committee. The Compensation Committee is composed of three non-employee directors: Messrs. Avis, Hasler and Jones. It met four times during such fiscal year.

    In July 2000 the Board established a Nominating Committee, with full power and authority to nominate persons for election as directors of Ditech and to recommend to the stockholders of Ditech the approval of such persons as directors. The Nominating Committee is composed of three directors, Messrs. Montgomery, Avis and Manoliu. The Nominating Committee has just been formed and has not yet determined whether it will consider nominees recommended by security holders or, if so, what procedures would be followed in security holders submitting such recommendations.

    During the fiscal year ended April 30, 2000, all directors attended at least 75% of the aggregate of the meetings of the Board and of the committees on which they served, held during the period for which they were a director or committee member, respectively.

                                   PROPOSAL 2
                 APPROVAL OF 1998 STOCK OPTION PLAN, AS AMENDED

    On October 15, 1998, the Board adopted, and the stockholders subsequently approved, our 1998 Stock Option Plan (the "Option Plan"). As a result of a series of amendments, as of July 24, 2000, there were outstanding options to purchase 1,542,433 shares of Common Stock under the Option Plan, and an additional 835 shares remained available for future grant. All numbers of shares of Common Stock referred to in this Proxy Statement give effect to all prior stock splits, including the 2-for-1 stock split effected as a stock dividend on February 1, 2000.


    Stockholders are requested in this Proposal 2 to approve the Option Plan, as amended, which would increase the number of shares reserved for issuance under the Option Plan by 1,000,000 from 1,856,082 shares to 2,856,082 shares. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendment to the Option Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.


                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.

    The essential features of the Option Plan are outlined below:

GENERAL

    The Option Plan provides for the grant of both incentive and nonstatutory stock options. Incentive stock options granted under the Option Plan are intended to qualify as "incentive stock options" within the meaning of
Section 422 of the Code. Nonstatutory stock options granted under the Option Plan are not intended to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of options.

PURPOSE

    The Board adopted the Option Plan to provide a means by which employees, directors and consultants of Ditech and its affiliates may be given an opportunity to purchase stock in Ditech, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of Ditech and its affiliates. All of the approximately 150 employees, directors and consultants of Ditech and its affiliates are eligible to participate in the Option Plan.

ADMINISTRATION

    The Board administers the Option Plan. Subject to the provisions of the Option Plan, the Board has the power to construe and interpret the Option Plan and to determine the persons to whom and the dates on which options will be granted, the number of shares of Common Stock to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, the exercise price, the type of consideration and other terms of the option.

    The Board has the power to delegate administration of the Option Plan to a committee composed of not fewer than two members of the Board (the "Committee"). In the discretion of the Board, a committee may consist solely of two or more outside directors in accordance with Section 162(m) of the Code or solely of two or more non-employee directors in accordance with Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Board has delegated administration of the Option Plan to the Compensation Committee of the Board. As used herein with respect to the Option Plan, the "Board" refers to any committee the Board appoints as well as to the Board itself. The Board or the Committee also may delegate to a committee of one or more members of the Board the authority to grant options to eligible persons who (1) are not then subject to
Section 16 of the Exchange Act and/or (2) are either (i) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such option, or (ii) not persons with respect to whom we wish to comply with Section 162(m) of the Code.

    The regulations under Section 162(m) of the Code require that the directors who serve as members of the committee must be "outside directors." The Option Plan provides that, in the Board's discretion, directors serving on the committee may be "outside directors" within the meaning of Section 162(m). This limitation would exclude from the committee directors who are (i) current employees of Ditech or an affiliate, (ii) former employees of Ditech or an affiliate receiving compensation for past services (other than benefits under a tax-qualified pension Option Plan), (iii) current and former officers of Ditech or an affiliate, (iv) directors currently receiving direct or indirect remuneration from Ditech or an affiliate in any capacity (other than as a director), and (v) any other person who is otherwise considered an "outside director" for purposes of Section 162(m). The definition of an "outside director" under Section 162(m) is generally NARROWER than the definition of a "non-employee director" under Rule 16b-3 of the Exchange Act.

ELIGIBILITY

    Incentive stock options may be granted under the Option Plan only to employees (including officers) of Ditech and its affiliates. Employees (including officers), directors, and consultants of both Ditech and its affiliates are eligible to receive nonstatutory stock options under the Option Plan. Non-employee directors of our affiliates are eligible to receive nonstatutory stock options under the 1999 Non-Employee Directors' Stock Option Plan.

    No incentive stock option may be granted under the Option Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of Ditech or any affiliate of Ditech, unless the exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. To the extent that the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by an optionholder during any calendar year (under the Option Plan and all other such plans of Ditech and its affiliates) exceeds $100,000, the options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as nonstatutory stock options.

    No person may be granted options under the Option Plan exercisable for more than 300,000 shares of Common Stock during any calendar year ("Section 162(m) Limitation"). However, this limitation applies only after the closing of the Initial Public Offering and then only upon the earliest to occur of (i) the first material modification to the Option Plan, (ii) the issuance of all the shares of Common Stock reserved for issuance under the Option Plan, (iii) the expiration of the Option Plan, or (iv) the first meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the Initial Public Offering, or such other date required by Section 162(m) of the Code and the rules and regulations promulgated thereunder.

STOCK SUBJECT TO THE OPTION PLAN

    If this Proposal is approved, an aggregate of 2,856,082 shares of Common Stock will be reserved for issuance under the Option Plan. If options granted under the Option Plan expire or otherwise terminate without being exercised, the shares of Common Stock not acquired pursuant to such options again becomes available for issuance under the Option Plan. If we reacquire unvested stock issued under the Option Plan, the reacquired stock will again become available for reissuance under the Option Plan.

TERMS OF OPTIONS

    The following is a description of the permissible terms of options under the Option Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

    EXERCISE PRICE; PAYMENT. The exercise price of incentive stock options may not be less than 100% of the fair market value of the stock subject to the option on the date of the grant and, in some cases (see "Eligibility" above), may not be less than 110% of such fair market value. The exercise price of nonstatutory options may not be less than 85% of the fair market value of the stock on the date of grant. Notwithstanding the foregoing, an option (whether an incentive stock option or a nonstatutory stock option) may be granted with an exercise price lower than that set for the in the preceding sentence if such option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code. If options were granted with exercise prices below market value, deductions for compensation attributable to the exercise of such options could be limited by Section 162(m) of the Code. See "Federal Income Tax Information." As of July 24, 2000, the closing price of our Common Stock as reported on the Nasdaq National Market System was $78.375 per share.

    The exercise price of options granted under the Option Plan must be paid either (a) in cash at the time the option is exercised or (b) at the discretion of the Board, (i) by delivery of other Common Stock of Ditech, (ii) pursuant to a deferred payment arrangement or (iii) in any other form of legal consideration acceptable to the Board.

    OPTION EXERCISE. Options granted under the Option Plan may become exercisable in cumulative increments ("vest") as determined by the Board. Shares covered by currently outstanding options under the Option Plan vest according to the particular option agreement governing the option, but the shares typically vest at the rate of 25% per year during the optionholder's employment by, or service as a director or consultant to, Ditech or an affiliate (collectively, "service"). Shares covered by options granted in the future under the Option Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an option may vest or be exercised. In addition, options granted under the Option Plan may permit exercise prior to vesting, but in such event the optionholder may be required to enter into an early exercise stock purchase agreement that allows us to repurchase unvested shares, generally at their exercise price, should the optionholder's service terminate before vesting. To the extent provided by the terms of an option, an optionholder may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing us to withhold a portion of the stock otherwise issuable to the optionholder, by delivering already-owned Common Stock of Ditech or by a combination of these means.

    TERM. The maximum term of options under the Option Plan is 10 years. Options under the Option Plan generally terminate three months after termination of the optionholder's service unless (i) such termination is due to the optionholder's disability, in which case the option may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within such time period ending on the earlier of (a) 12 months of such termination (or such longer or shorter period specified in the option agreement, which for options granted prior to the initial public offering shall not be less than six (6) months), or (b) the expiration of the term of the option as set forth in the option agreement; (ii) the optionholder dies before the optionholder's service has terminated, or within a period specified in the option agreement after termination of such service, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the optionholder's death) within a period ending on the earlier of (a) 18 months following the date of the optionholder's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution, or (b) the expiration of the term of such option as set forth in the option agreement; or (iii) the option by its terms specifically provides otherwise. An optionholder may designate a beneficiary who may exercise the option following the optionholder's death. Individual option grants by their terms may provide for exercise within a longer period of time following termination of service.

RESTRICTIONS ON TRANSFER

    The optionholder may not transfer an option otherwise than by will or by the laws of descent and distribution. During the lifetime of the optionholder, only the optionholder may exercise an option. The Board may grant nonstatutory stock options that are transferable in certain limited instances specified in the option agreement. Shares subject to repurchase by us under an early exercise stock purchase agreement may be subject to restrictions on transfer that the Board deems appropriate.

ADJUSTMENT PROVISIONS

    Transactions not involving receipt of consideration by us, such as a merger, consolidation, reorganization, stock dividend, or stock split, may change the class and number of shares of Common Stock subject to the Option Plan and outstanding options. In that event, the Option Plan will be appropriately adjusted as to the class and the maximum number of shares of Common Stock subject to the Option Plan and the Section 162(m) Limitation, and outstanding options will be adjusted as to the class, number of shares and price per share of Common Stock subject to such options.

EFFECT OF CERTAIN CORPORATE EVENTS

    The Option Plan provides that, in the event of a dissolution, liquidation or sale of substantially all of the assets of Ditech, specified types of merger, or other corporate reorganization ("change in control"), any surviving corporation may either assume options outstanding under the Option Plan or substitute similar options for those outstanding under the Option Plan. If any surviving corporation declines to assume options outstanding under the Option Plan, or to substitute similar options, then, (i) with respect to optionholders whose service has not terminated, the vesting and the time during which such options may be exercised will be accelerated prior to such event and the options terminated if not exercised after such acceleration and at or prior to such event, and (ii) with respect to any other options outstanding under the Option Plan, such options shall be terminated if not exercised prior to such event. The acceleration of an option in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of us.

DURATION, AMENDMENT AND TERMINATION

    The Board may suspend or terminate the Option Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the Option Plan will terminate on October 14, 2008.

    The Board may also amend the Option Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of Ditech within 12 months before or after its adoption by the Board if the amendment would (i) modify the requirements as to eligibility for participation (to the extent such modification requires stockholder approval in order for the Option Plan to satisfy Section 422 of the Code); (ii) increase the number of shares reserved for issuance upon exercise of options; or (iii) change any other provision of the Option Plan in any other way if such modification requires stockholder approval in order to satisfy the requirements of Section 422 of the Code or any securities exchange listing requirements. The Board may submit any other amendment to the Option Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

FEDERAL INCOME TAX INFORMATION

    Long-term capital gains currently are generally subject to lower tax rates than ordinary income or short-term capital gains. The maximum long-term capital gains rate for federal income tax purposes is currently 20% while the maximum ordinary income rate and short-term capital gains rate is effectively 39.6%. Slightly different rules may apply to optionholders who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

    INCENTIVE STOCK OPTIONS. Incentive stock options under the Option Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

    There generally are no federal income tax consequences to the optionholder or us by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionholder's alternative minimum tax liability, if any.

    If an optionholder holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionholder upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss if the optionholder held the stock for more than one year.

    Generally, if the optionholder disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), then at the time of disposition the optionholder will realize taxable ordinary income equal to the lesser of (i) the excess of the stock's fair market value on the date of exercise over the exercise price, or (ii) the optionholder's actual gain, if any, on the purchase and sale. The optionholder's additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

    To the extent the optionholder recognizes ordinary income by reason of a disqualifying disposition, we will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

    NONSTATUTORY STOCK OPTIONS. Nonstatutory stock options granted under the Option Plan generally have the following federal income tax consequences:

    There are no tax consequences to the optionholder or Ditech by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionholder normally will recognize taxable ordinary income equal to the excess, if any, of the stock's fair market value on the date of exercise over the option exercise price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the stock. With respect to employees, we are generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionholder.

    Upon disposition of the stock, the optionholder will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option (or vesting of the stock). Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to optionholders who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

    POTENTIAL LIMITATION ON COMPANY DEDUCTIONS. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain "covered employees" in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to stock options, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year.

    Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation if the option is granted by a compensation committee comprised solely of "outside directors" and either (i) the plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the option is no less than the fair market value of the stock on the date of grant, or (ii) the option is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the option is approved by stockholders.

                                   PROPOSAL 3
     APPROVAL OF 1999 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN, AS AMENDED

    In March and April 1999, the Board adopted and the stockholders approved our 1999 Non-Employee Directors' Stock Option Plan ("Directors' Plan"). The Board had reserved 200,000 shares of Common Stock for issuance under the Directors' Plan. As of July 24, 2000, options to purchase 62,500 shares of Common Stock had been granted under the Directors' Plan, and 137,500 shares were reserved for future grants or purchases under the Directors' Plan.


    Stockholders are requested in this Proposal 3 to approve the Directors' Plan, as amended, which would increase the number of shares reserved for issuance under the Directors' Plan by 100,000 from 200,000 shares to 300,000 shares. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendment to the Directors' Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.


                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 3

    The essential features of the Directors' Plan are outlined below:

GENERAL

    The Directors' Plan provides for the automatic grant of nonstatutory stock options. Options granted under the Directors' Plan are not intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of nonstatutory stock options.

PURPOSE

    The Board adopted the Directors' Plan to provide a means by which our non-employee directors may be given an opportunity to purchase our stock, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of Ditech. Seven of the current directors of Ditech are eligible to participate in the Directors' Plan.

ADMINISTRATION

    The Board administers the Directors' Plan. The Board has the power to construe and interpret the Directors' Plan but not to determine the persons to whom or the dates on which options will be granted, the number of shares to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, the exercise price, the type of consideration or the other terms of the option.

ELIGIBILITY

    The Directors' Plan provides that options may be granted only to non-employee directors of Ditech. A "non-employee director" is defined in the Directors' Plan as a director of Ditech who is not otherwise an employee of or consultant to Ditech or any affiliate.

STOCK SUBJECT TO THE DIRECTORS' PLAN

    If this Proposal is approved, an aggregate of 300,000 shares of Common Stock will be reserved for issuance under the Directors' Plan. If options granted under the Directors' Plan expire or otherwise terminate without being exercised, the shares of Common Stock not acquired pursuant to such options again becomes available for issuance under the Directors' Plan.

TERMS OF OPTIONS

    The following is a description of the terms of options under the Directors' Plan.

    AUTOMATIC GRANTS.  Under the Directors' Option Plan:

       - each new non-employee director who is elected or appointed for the first time other than at an annual meeting will automatically be granted an option to purchase that number of shares of common stock equal to 10,000 multiplied by the number of months remaining until the next succeeding annual meeting of stockholders divided by twelve; and

       - each non-employee director will automatically be granted an option to purchase 10,000 shares of common stock immediately following each annual meeting of stockholders; provided, that such grant to a non-employee director receiving such annual grant for the first time shall be 20,000 shares rather than 10,000 shares.

    EXERCISE PRICE; PAYMENT. The exercise price of options is 100% of the fair market value of the stock subject to the option on the date of the grant. At July 24, 2000, the closing price of our Common Stock as reported on the Nasdaq National Market System was $78.375 per share.

    The exercise price of options granted under the Directors' Plan may be paid, to the extent permitted by applicable statutes and regulations, by (i) cash or check at the time the option is exercised, (ii) by delivery of other Common Stock of Ditech, (iii) pursuant to a deferred payment arrangement or (iii) by any other form of legal consideration that may be acceptable to the Board and provided in the option agreement; provided, however, payment of the Common Stock's "par value," as defined in the Delaware General Corporation Law, shall not be made by deferred payment.

    OPTION EXERCISE. Options shall be fully vested and exercisable on the date of grant.

    TERM.  No option shall be exercisable after the expiration of five
(5) years from the date it was granted. In the event an optionholder's continuous service terminates (other than upon the optionholder's death or disability), the optionholder may exercise his or her option (to the extent that the optionholder was entitled to exercise it as of the date of termination) but only within such period of time ending on the earlier of (i) the date three
(3) months following the termination of the optionholder's continuous service, or (ii) the expiration of the term of the option as set forth in the option agreement. If after termination, the optionholder does not exercise his or her option within the time specified in the option agreement, the option shall terminate. If the exercise of the option following the termination of the optionholder's continuous service (other than upon the optionholder's death or disability) would be prohibited at any time solely because the issuance of shares would violate the registration requirements under the Securities Act, then the option shall terminate on the earlier of (i) the expiration of the term of the option or (ii) the expiration of a period of three (3) months after the termination of the optionholder's continuous service during which the exercise of the option would not be in violation of such registration requirements. In the event of an option holder's continuous service terminates as a result of the optionholder's disability, the optionholder may exercise his or her option (to the extent that the optionholder was entitled to exercise it as of the date of termination), but only within such period of time ending on the earlier of
(i) the date twelve (12) months following such termination or (ii) the expiration of the term of the option as set forth in the option agreement. If, after termination, the optionholder does not exercise his or her option within the time specified herein, the option shall terminate. In the event (i) an optionholder's continuous service terminates as a result of the optionholder's death or (ii) the optionholder dies within the three-month period after the termination of the optionholder's continuous service for a reason other than death, then the option may be exercised (to the extent the optionholder was entitled to exercise the option as of the date of death) by the optionholder's estate, by a person who acquired the right to exercise the option by bequest or inheritance or by a person designated to exercise the option upon the optionholder's death, but only within the period ending on the earlier of (1) the date eighteen (18) months following the date of death or (2) the expiration of the term of such option as set forth in the option agreement. If, after death, the option is not exercised within the time specified herein, the option shall terminate.

    OTHER PROVISIONS. The option agreement may contain such other terms, provisions and conditions not inconsistent with the Directors' Plan as determined by the Board.

RESTRICTIONS ON TRANSFER

    The optionholder may transfer an option otherwise than by will or by the laws of descent and distribution. During the lifetime of the optionholder, an option may be exercised only by the optionholder. Notwithstanding the foregoing, the optionholder may, by delivering written notice to us, in a form satisfactory to us, designate a third party who, in the event of the death of the optionholder, shall thereafter be entitled to exercise the option.

ADJUSTMENT PROVISIONS

    Transactions not involving receipt of consideration by us, such as a merger, consolidation, reorganization, stock dividend, or stock split, may change the class and number of shares of Common Stock subject to the Directors' Plan and outstanding options. In that event, the Directors' Plan will be appropriately adjusted as to the class and the maximum number of shares of Common Stock subject to the Directors' Plan, and outstanding options will be adjusted as to the class, number of shares and price per share of Common Stock subject to such options.

EFFECT OF CERTAIN CORPORATE EVENTS

    The Directors' Plan provides that, in the event of a dissolution, liquidation or sale of substantially all of the assets of Ditech, specified types of merger, or other corporate reorganization ("change in control"), to the extent permitted by law, any surviving corporation shall either assume options outstanding under the Directors' Plan or substitute similar options for those outstanding under the Directors' Plan. If any surviving corporation declines to assume options outstanding under the Directors' Plan, or to substitute similar options, then such options will terminate if not exercised prior to such event.

DURATION, AMENDMENT AND TERMINATION

    The Board may suspend or terminate the Directors' Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the Directors' Plan will terminate on March 5, 2009.

    The Board may also amend the Directors' Plan at any time or from time to time; provided, however, that no amendment shall be effective unless approved by the stockholders of Ditech to the extent stockholder approval is necessary to satisfy the requirements of Rule 16b-3 or any Nasdaq or securities exchange listing requirements, and no amendment shall impair the rights under any option outstanding unless (i) we request the consent of the optionholder and (ii) the optionholder consents in writing.

FEDERAL INCOME TAX INFORMATION

    Long-term capital gains currently are generally subject to lower tax rates than ordinary income or short-term capital gains. The maximum long-term capital gains rate for federal income tax purposes is currently 20% while the maximum ordinary income rate and short-term capital gains rate is effectively 39.6%. Slightly different rules may apply to optionholders who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

    NONSTATUTORY STOCK OPTIONS. Nonstatutory stock options granted under the Directors' Plan generally have the following federal income tax consequences:

    There are no tax consequences to the optionholder or us by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionholder normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. If the optionholder becomes an employee, we are required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionholder.

    Upon disposition of the stock, the optionholder will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option (or vesting of the stock). Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to optionholders who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

                                   PROPOSAL 4
              APPROVAL OF EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

    In March and April 1999 the Board adopted, and the stockholders approved, Ditech's 1999 Employee Stock Purchase Plan (the "Purchase Plan"). The Board reserved 266,666 shares of Common Stock for issuance under the Purchase Plan.

    During the last fiscal year, 67,958 shares of Common Stock were purchased under the Purchase Plan at the weighted average price of $4.67 per share and in the amounts for each group as follows: all current executive officers as a group, 7,150 shares; and all employees (excluding executive officers) as a group, 60,808 shares.

    As of July 24, 2000, an aggregate of 168,293 shares of our Common Stock had been issued under the Purchase Plan. Only 98,373 shares of Common Stock remained available for future grant under the Purchase Plan.


    Stockholders are requested in this Proposal 4 to approve the Purchase Plan, as amended, which would increase the number of shares reserved for issuance under the Purchase Plan by 150,000 from 266,666 shares to 416,666 shares. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendment to the Purchase Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 4

    The essential features of the Purchase Plan, as amended, are outlined below:

PURPOSE

    The purpose of the Purchase Plan is to provide a means by which our employees (and any parent or subsidiary of Ditech designated by the Board to participate in the Purchase Plan) may be given an opportunity to purchase our Common Stock through payroll deductions, to assist us in retaining the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of Ditech. All employees are eligible to participate in the Purchase Plan.

    The rights to purchase Common Stock granted under the Purchase Plan are intended to qualify as options issued under an "employee stock purchase plan" as that term is defined in the Code.

ADMINISTRATION

    The Board administers the Purchase Plan and has the final power to construe and interpret both the Purchase Plan and the rights granted under it. The Board has the power, subject to the provisions of the Purchase Plan, to determine when and how rights to purchase Common Stock of Ditech will be granted, the provisions of each offering of such rights (which need not be identical), and whether employees of any parent or subsidiary of Ditech will be eligible to participate in the Purchase Plan.

    The Board has the power to delegate administration of the Purchase Plan to a committee composed of not fewer than two members of the Board. The Board has delegated administration of the Purchase Plan to the Compensation Committee of the Board. As used herein with respect to the Purchase Plan, the "Board" refers to the Compensation Committee and to the Board.

OFFERINGS

    The Purchase Plan is implemented by offerings of rights to all eligible employees from time to time by the Board. In no event will an offering be more than 27 months long. Currently, offerings are approximately 12 months in length and are divided into two shorter "purchase periods" of approximately six months.

ELIGIBILITY

    Rights may be granted only to employees of Ditech or, as the Board or the Committee may designate within its power under the Purchase Plan, to employees of any affiliate of Ditech. Except as designated by the Board within its power under the Purchase Plan, an employee of Ditech or any affiliate shall not be eligible to be granted rights under the Purchase Plan unless, on the offering date, such employee has been in the employ of Ditech or any affiliate for such continuous period preceding such grant as the Board or the Committee may require, but in no event shall the required period of continuous employment be greater than two (2) years. In addition, unless otherwise determined by the board or the Committee and set forth in the terms of the applicable offering, no employee of Ditech or any affiliate shall be eligible to be granted rights under the Purchase Plan, unless, on the offering date, such employee's customary employment with Ditech or such affiliate is for at least twenty hours per week and at least five (5) months per calendar year. Officers of Ditech and any designated affiliate shall be eligible to participate in offerings under the Purchase Plan; provided, however, that the Board may provide in an offering that certain employees who are highly compensated employees within the meaning of
Section 423(b)(4)(D) of the Code shall not be eligible to participate.

    However, no employee is eligible to participate in the Purchase Plan if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of Ditech or of any parent or subsidiary of Ditech (including any stock which such employee may purchase under all outstanding rights and options). In addition, no employee may purchase more than $25,000 worth of Common Stock (determined at the fair market value of the shares at the time such rights are granted) under all employee stock purchase plans of Ditech and its affiliates in any calendar year in which such rights are outstanding at any time.

PARTICIPATION IN THE PURCHASE PLAN

    On each offering date, each eligible employee, pursuant to an offering made under the Purchase Plan, shall be granted the right to purchase up to the number of shares of common Stock of Ditech purchasable with a percentage designated by the Board or the Committee not exceeding ten percent (10%) of such employee's earnings during the period which begins on the offering date (or such later date as the Board or the Committee determines for a particular offering) and ends on the date stated in the offering, which date shall be no later than the end of the offering.

PURCHASE PRICE

    The purchase price per share at which shares of Common Stock are sold in an offering under the Purchase Plan shall not be less than the lesser of: (i) 85% of the fair market value of a share of Common Stock on first day of the offering or (ii) 85% of the fair market value of a share of Common Stock on the specified purchase date.

PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTIONS

    The purchase price of the shares is accumulated by payroll deductions over the offering. At any time during the offering, a participant may reduce or terminate his or her payroll deductions as the Board provides in the offering. A participant may not increase or begin such payroll deductions after the beginning of the offering period except, if the Board provides, in the case of an employee who first becomes eligible to participate as of a date specified during the offering period. All payroll deductions made for a participant are credited to his or her account under the Purchase Plan and deposited with the general funds of Ditech. A participant may make additional payments into such account only if specifically provided for in the offering and only if the participant has not had the maximum amount withheld during the offering.

PURCHASE OF STOCK

    By executing an agreement to participate in the Purchase Plan, the employee is entitled to purchase shares under the Purchase Plan. In connection with offerings made under the Purchase Plan, the Board specifies a maximum number of shares of Common Stock an employee may be granted the right to purchase and the maximum aggregate number of shares of Common Stock that may be purchased pursuant to such offering by all participants. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number of shares of Common Stock available, the Board would make a pro rata allocation of available shares in a uniform and equitable manner. Unless the employee's participation is discontinued, his or her right to purchase shares is exercised automatically at the end of the offering period at the applicable price. See "Withdrawal" below.

WITHDRAWAL

    While each participant in the Purchase Plan is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given offering by terminating his or her payroll deductions and by delivering to us a notice of withdrawal from the Purchase Plan. Such withdrawal may be elected at any time during the applicable offering period.

    Upon any withdrawal from an offering by the employee, we will distribute to the employee his or her accumulated payroll deductions without interest, less any accumulated deductions previously applied to the purchase of shares of Common Stock on the employee's behalf during such offering, and such employee's interest in the offering will be automatically terminated. The employee is not entitled to again participate in that offering. However, an employee's withdrawal from an offering will not have any effect upon such employee's eligibility to participate in subsequent offerings under the Purchase Plan.

TERMINATION OF EMPLOYMENT

    Rights granted pursuant to any offering under the Purchase Plan terminate immediately upon cessation of an employee's employment with Ditech and any designated affiliate for any reason, and we will distribute to such employee all of his or her accumulated payroll deductions, without interest.

RESTRICTIONS ON TRANSFER

    Rights granted under the Purchase Plan are not transferable by a participant otherwise than by will or the laws of descent and distribution, or by a designated beneficiary, and otherwise during his or her lifetime, may be exercised only by the person to whom such rights are granted.

DURATION, AMENDMENT AND TERMINATION

    The Board may suspend, terminate or amend the Purchase Plan at any time, subject to the limitation that no such action may adversely affect any outstanding rights to purchase common stock. Unless terminated earlier, the Purchase Plan will terminate on March 5, 2009. Any amendment of the Purchase Plan, other than adjustments upon changes of stock due to corporate reorganizations, must be approved by the stockholders within 12 months of its adoption by the Board if the amendment would (i) increase the number of shares of Common Stock reserved for issuance under the Purchase Plan, (ii) modify the requirements relating to eligibility for participation in the Purchase Plan (to the extent such modification requires stockholder approval in order for the Purchase Plan to obtain employee stock purchase plan treatment under
Section 423 of the Code or to comply with the requirements of Rule 16b-3 promulgated under the Exchange Act ("Rule 16b-3")), or (iii) modify any other provision of the Purchase Plan if such modification requires stockholder approval in order for the Purchase Plan to obtain employee stock purchase plan treatment under Section 423 of the Code or to comply with the requirements of Rule 16b-3.

    Rights granted before amendment or termination of the Purchase Plan will not be altered or impaired by any amendment or termination of the Purchase Plan without consent of the employee to whom such rights were granted.

EFFECT OF CERTAIN CORPORATE EVENTS

    In the event of certain changes of control of Ditech, the Board has discretion to provide that (i) each right to purchase common stock will be assumed or an equivalent right substituted by the successor corporation,
(ii) such rights may continue in full force or effect, or (iii) participants' accumulated payroll deductions may be used to purchase stock immediately prior to the change in control.

STOCK SUBJECT TO PURCHASE PLAN

    If this Proposal is approved, an aggregate of 416,666 shares of Common Stock will be reserved for issuance under the Purchase Plan. If rights granted under the Purchase Plan expire, lapse or otherwise terminate without being exercised, the shares of Common Stock not purchased under such rights again becomes available for issuance under the Purchase Plan.

FEDERAL INCOME TAX INFORMATION

    Rights granted under the Purchase Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code.

    A participant will be taxed on amounts withheld for the purchase of shares of Common Stock as if such amounts were actually received. Other than this, no income will be taxable to a participant until disposition of the acquired shares, and the method of taxation will depend upon the holding period of the acquired shares.

    If the stock is disposed of more than two years after the beginning of the offering period or more than one year after the stock is transferred to the participant, then the lesser of (i) the excess of the fair market value of the stock at the time of such disposition over the exercise price or (ii) the excess of the fair market value of the stock as of the beginning of the offering period over the exercise price (determined as of the beginning of the offering period) will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss. Such capital gains currently are generally subject to lower tax rates than ordinary income.

    If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such exercise date. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.

    Additionally, Ditech may be required to withhold and/or deposit employment taxes on the discount element at the time of the purchase of Common Stock. There are no other federal income tax consequences to us by reason of the grant or exercise of rights under the Purchase Plan. We are entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness and the satisfaction of tax reporting obligations).

                                   PROPOSAL 5
      APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

    The Board of Directors has adopted, subject to stockholder approval, an amendment to our Amended and Restated Certificate of Incorporation to increase our authorized number of shares of Common Stock from 50,000,000 shares to 200,000,000 shares. As amended, Article IV.A. of our Amended and Restated Certificate of Incorporation shall read in its entirety as follows:

    "A. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Two Hundred Five Million (205,000,000) shares. Two Hundred Million (200,000,000) shares shall be Common Stock, each having a par value of one tenth of one cent ($.001). Five Million (5,000,000) shares shall be Preferred Stock, each having a par value of one tenth of one cent ($.001)."

    The additional Common Stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding Common Stock of Ditech. Adoption of the proposed amendment and issuance of the Common Stock would not affect the rights of the holders of currently outstanding Common Stock of Ditech, except for effects incidental to increasing the number of shares of our Common Stock outstanding, such as dilution of the earnings per share and voting rights of current holders of Common Stock. If the amendment is adopted, it will become effective upon filing of an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

    In addition to the 28,494,003 shares of Common Stock outstanding at July 24, 2000, there were outstanding options to purchase 2,967,079 shares of Common Stock with 548,342 shares remaining available for grant under our stock option and stock purchase plans. If Proposals 2, 3 and 4 are approved, the number of shares reserved for issuance but not yet issued under our stock option and stock purchase plans, including shares subject to currently outstanding options, will be 4,765,421.


    Although at present the Board of Directors has no other plans to issue the additional shares of Common Stock, it desires to have such shares available to provide additional flexibility to use our capital stock for business and financial purposes in the future. The additional shares may be used, without further stockholder approval, for various purposes including, without limitation, raising capital, providing equity incentives to employees, officers or directors, establishing strategic relationships with other companies and expanding our business or product lines through the acquisition of other businesses or products, and declaring stock splits, effective as a stock dividend.

    The additional shares of Common Stock that would become available for issuance if the proposal were adopted could also be used by us to oppose a hostile takeover attempt or delay or prevent changes in control or management of Ditech. For example, without further stockholder approval, the Board of Directors could strategically sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board of Directors. In addition, if the Board of Directors were to adopt a Share Purchase Rights Plan and person or group of persons attempted a hostile takeover of us, such shares could be issued in connection with that plan, which would allow stockholders (other than the hostile parties) to purchase our Common Stock at a discount to the then current market price, which would have a dilutive effect on the hostile parties. Although this proposal to increase the authorized Common Stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board of Directors currently aware of any such attempts directed at us), nevertheless, stockholders should be aware that approval of proposal could facilitate future efforts by us to deter or prevent changes in control of Ditech, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

    The affirmative vote of the holders of a majority of the shares of the Common Stock will be required to approve this amendment to our Amended and Restated Certificate of Incorporation. As a result, abstentions and broker non-votes will have the same effect as negative votes.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 5

                                   PROPOSAL 6
               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors has selected PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending April 30, 2001 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited our financial statements since April 1998. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

    Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors is not required by our By-laws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Ditech and its stockholders.

    The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 6.

                          EXECUTIVE OFFICERS OF DITECH

    Certain information regarding Ditech's executive officers and key employees as of July 15, 2000 is set forth below.

NAME                                          AGE                           POSITION
----                                        --------   ---------------------------------------------------
Timothy K. Montgomery.....................     47      President, Chief Executive Officer and Director

Toni M. Bellin............................     54      Vice President of Operations

Charlie Davis.............................     54      Executive Vice President and Chief Technical
                                                       Officer--DSP Products

Marc Schwager.............................     43      Vice President, Marketing

Serge Stepanoff...........................     57      Vice President of Engineering and Development, Echo
                                                         Cancellation Products

William J. Tamblyn........................     41      Vice President and Chief Financial Officer

Ian Wright................................     44      Senior Vice President, Development Engineering--
                                                         Optical Products

    TIMOTHY K. MONTGOMERY has served as Ditech's President and Chief Executive Officer since September 1998 and as a Director since October 1998. From
November 1997 to September 1998, he served as Ditech's Senior Vice President of Sales and Marketing. Mr. Montgomery served as Vice President of Sales of Digital Link Corporation, a manufacturer of digital access products for wide area networks, from August 1993 to October 1997. From October 1992 to July 1993,
Mr. Montgomery worked as an independent consultant. From August 1986 to September 1992 Mr. Montgomery was employed as Vice President of Sales at Telebit Corporation, a networking company. Mr. Montgomery has a B.S.B.A. in marketing from Florida State University.

    TONI M. BELLIN joined Ditech in December 1998 as Vice President of Operations. Before joining Ditech, Ms. Bellin served as the Vice President of Operations for Digital Link Corporation from December 1993 to December 1998, and as the Vice President of Operations of Zeiss Humphrey Systems, a medical capital equipment manufacturer, from July 1987 to December 1993. Ms. Bellin has a B.A. in business administration and an M.B.A. in executive management from St. Mary's College.

    DR. CHARLES DAVIS joined Ditech Communications in February 2000 when Ditech acquired Telinnovation Corporation, an echo cancellation software company founded by Dr. Davis in 1983. From 1983 through 2000, Dr. Davis served as Telinnovation's President. In that role he established Telinnovation as the premier echo cancellation software company in the world, licensing his software to many of the industry's key communications companies, including Cisco, Alcatel, Nortel Networks. Dr. Davis has a BSEE from Southern Methodist University, and a Ph.D. in Electrical Engineering from Stanford University.

    MARC SCHWAGER joined Ditech in April 1999 as its Vice President, Marketing. Before joining Ditech, Mr. Schwager served as the Director of Product Management for Bandwidth Unlimited, a Silicon Valley start-up working in the optical networking field, from November 1998 to April 1999. From May 1981 through October of 1998, Mr. Schwager held a series of marketing positions at Hewlett-Packard, most recently as Director of Marketing for the Advanced Networks Division. Mr. Schwager holds a B.S. in Chemical Engineering from Rensselaer Polytechnic Institute.

    SERGE STEPANOFF joined Ditech in February 1987 and was its Vice President of Engineering until May 1991. In September 1996, he rejoined Ditech and assumed his current position of Vice President of Engineering and Development, Echo Cancellation Products. Mr. Stepanoff worked as Director of Software at Telecom Solutions, a telecommunications company, from March 1995 to August 1996. From

May 1991 to February 1995, he was a Senior Manager for MCI Communications, a telecommunications company. He has a B.S. in electrical engineering from Heald Engineering College and an M.S. in Computer Science from West Coast University.

    WILLIAM J. TAMBLYN joined Ditech in June 1997 as a Vice President and Chief Financial Officer. Mr. Tamblyn was the Chief Financial Officer at
Conductus, Inc., a telecommunications company, from December 1993 to June 1997. He served as Chief Financial Officer at Ramtek, an imaging company, from May 1993 to December 1993. Prior to May 1993, Mr. Tamblyn worked in public accounting, including for Coopers & Lybrand, LLP. He has a B.S. in accounting from San Jose State University and is a certified public accountant.

    IAN WRIGHT joined Ditech in February 2000 as Senior Vice President of Engineering for Optical Networking Products. Prior to joining Ditech,
Mr. Wright was employed at Cisco Systems, an IP router manufacturer, where he served as Director of Engineering for Cisco's optical internetworking business unit from November 1998 to February 2000. In that role, he led the engineering team building Cisco's advanced switch/router products. Before Cisco, Mr. Wright served as the Senior Director of Engineering for Network Equipment Technologies (N.E.T.), a data and voice communications equipment company, from 1993 to 1998. In that role, he headed the engineering team building N.E.T.'s high-end ATM wide-area networking switch. Prior to N.E.T., Mr. Wright worked as an engineer and engineering manager for several communications companies in Australia.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 30, 2000 by:

    - each stockholder who is known by us to own beneficially more than 5% of our common stock;

    - each of our Named Executive Officers (as defined under "Executive Compensation" below);

    - each of our directors; and

    - all of our directors and executive officers as a group.

    Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, we believe, based on information furnished by such persons, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 28,274,010 shares of common stock outstanding as of April 30, 2000.

                                                            SHARES BENEFICIALLY
                                                                   OWNED
                                                            --------------------
BENEFICIAL OWNER                                             NUMBER     PERCENT
----------------                                            ---------   --------
Entities affiliated with Summit Partners (1)..............    688,167      2.4%
Seahawk Ranch Irrevocable Trust (2).......................    583,967      2.1
Seahawk Investment Trust (2)..............................    594,438      2.1
Timothy Montgomery (3)....................................    840,684      3.0
Pong Lim (4)..............................................    737,796      2.6
William Tamblyn (5).......................................    312,996      1.1
Toni Bellin (6)...........................................    195,000        *
Serge Stepanoff (7).......................................    266,728      1.0
Ian Wright (8)............................................    350,000      1.2
Marc Schwager (9).........................................    200,000        *
Charles Davis (13)........................................    654,624      2.3
Gregory Avis (10).........................................    698,167      2.5
Peter Chung (11)..........................................    698,167        *
William Hasler (15).......................................     74,640        *
Kenneth E. Jones (12).....................................  1,222,634      4.3
George Turner (15)........................................    148,336        *
All directors and executive officers as a group
  (13 persons) (14).......................................  5,721,600     20.2
Entities affiliated with Fidelity Investments (16)........  3,582,352    12.67
Pilgrim Baxter & Associates, Ltd (17).....................  2,787,000     9.86

------------------------

   * Represents beneficial ownership of less than 1 percent.

 (1) Shares consist of 625,498 shares held by Summit Ventures IV, L.P., 20,686 shares held by Summit Investors III, L.P., and 41,983 shares held by Summit Subordinated Debt Fund, L.P. Summit Partners is located at 600 Atlantic Ave., Suite 2800, Boston, MA 02210-2227. summit Partners IV, L.P. is the General Partner of Summit Ventures IV, L.P. Summit Partners SD, L.P. is the General Partner of Summit Subordinated Debt Fund, L.P. and Stamps,
     Woodsum & Co., III is the General Partner of Summit Partners SD, L.P. The following individuals are General Partners of Stamps Woodsum & Co., IV, Summit Investors III, L.P. and Stamps, Woodsum & Co., III, L.P.: E. Roe Stamps, IV, Stephen G. Woodsum, Martin J. Mannion, John A. Genest,
     Gregory M. Avis, Bruce R. Evans, Walter G. Kortschak, Thomas S. Roberts, Joseph F. Trustey, Peter Y. Chung and Kevin P. Mohan. As general partners, such persons may be deemed to have beneficial ownership of the shares held by Summit Ventures IV, L.P., Summit Investors III, L.P. and Summit Subordinated Debt Fund, L.P.

 (2) Seahawk Investment Trust and Seahawk Ranch Irrevocable Trust are located at 550 Pilgrim Drive, Foster City, California 94404. Kenneth Jones and Signe Kim Lauridsen-Jones are trustees of the Seahawk Investment Trust and, as such, may be deemed to have beneficial ownership of the shares held by Seahawk Investment Trust. Mr. Jones and Philip E. Blake are trustees of the Seahawk Ranch Irrevocable Trust and, as such, may be deemed to have beneficial ownership of the shares held by Seahawk Ranch Irrevocable Trust.

 (3) Includes 453,888 shares which may be acquired pursuant to the exercise of stock options. On April 30, 2000, 131,945 of Mr. Montgomery's shares were subject to a repurchase option in favor of Ditech.

 (4) Includes 10,000 shares which may be acquired pursuant to the exercise of stock options. The address for Mr. Lim is c/o Ditech Corporation, 825 E. Middlefield Rd., Mountain View, CA 94043.

 (5) Includes 175,422 shares which may be acquired pursuant to the exercise of stock options. On April 30, 2000, 34,581 of Mr. Tamblyn's shares were subject to a repurchase option in favor of Ditech.

 (6) Consists solely of 195,000 shares which may be acquired pursuant to the exercise of stock options.

 (7) Includes 161,130 shares which may be acquired pursuant to the exercise of stock options.

 (8) Includes 350,000 shares which may be acquired pursuant to the exercise of stock options.

 (9) Consists solely of 200,000 shares which may be acquired pursuant to the exercise of stock options.

 (10) The shares are beneficially owned by Summit Partners. Mr. Avis is a Managing Partner of Summit Partners. See footnote (1). Includes 10,000 shares which may be acquired pursuant to the exercise of stock options. The address for Mr. Avis is c/o Summit Partners, 600 Atlantic Ave., Suite 2800, Boston, MA 02210-2227.

 (11) The shares are beneficially owned by Summit Partners. Mr. Chung is a General Partner of Stamps, Woodson & Co IV. Includes 10,000 shares which may be acquired pursuant to the exercise of stock options. See footnote (1). The address for Mr. Chung is c/o Summit Partners,
      600 Atlantic Ave., Suite 2800, Boston, MA 02210-2227.

 (12) Total number of shares includes 583,967 shares of common stock held by Seahawk Ranch Irrevocable Trust, of which Mr. Jones is a trustee; 594,438 shares of common stock held by Seahawk Investment Trust, of which Mr. Jones is a trustee; and 34,224 shares of common stock held by Western General Corporation, of which Mr. Jones is the president. Includes 10,000 shares which may be acquired pursuant to the exercise of stock options. The address for Mr. Jones if 550 Pilgrim Drive, Foster city, California 94404.


 (13) Includes 8,834 shares held by Ingenuous Corporation, 8,480 shares held by Ingenuous Service Corporation and 637,310 shares held by Ingenuous.
      Mr. Davis remains a shareholder/partner in each of these entities and therefore may be deemed to have beneficial ownership of the shares held by each entity. As of April 30, 2000, 218,208 shares were subject to forfeiture if Mr. Davis were to discontinue his employment with Ditech and 109,024 shares were subject to forfeiture pursuant to indemnification clauses in the asset acquisition from the Ingenuous entities.


 (14) Includes 1,585,440 shares that may be acquired pursuant to the exercise of stock options. See notes 1 through 12 above and note 15.

 (15) Includes 10,000 shares which may be acquired pursuant to the exercise of stock options.

 (16) Shares consist of: 3,342,052 shares held by Fidelity Management & Research Company located at 82 Devonshire Street, Boston, Massachusetts 02109; 33,500 shares held by Fidelity International Limited, Pembroke Hall,
      42 Crow Lane, Hamilton, Bermuda; and 206,800 shares held by Fidelity Management Trust Company, 82 Devonshire Street, Boston,
      Massachusetts 02109.

 (17) Shares are owned by Pilgrim Baxter & Associates Ltd., 825 Duportail Road, Wayne, Pennsylvania 19087

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Ditech. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish Ditech with copies of all Section 16(a) forms they file.

    To our knowledge, based solely on a review of the copies of such reports furnished to Ditech and written representation that no other reports were required, during the fiscal year ended April 30, 2000, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

    Ditech does not currently provide cash compensation to non-employee directors for services in such capacity, but directors may be reimbursed for certain expenses in connection with attendance at Board of Directors and committee meetings. Non-employee directors also receive, upon initial appointment, options to purchase 10,000 shares multiplied by the number of months remaining until the next succeeding annual meeting of stockholders and then divided by twelve. In addition, each non-employee director will automatically be granted an option to purchase 10,000 shares of common stock immediately following each annual meeting of stockholders; provided, that such grant to a non-employee director receiving such annual grant for the first time shall be 20,000 shares rather than 10,000 shares. These options are granted at 100% of the fair market value of the common stock on the date of grant, are fully vested and have a five-year term. See Proposal 3 for a further description of our stock option plan for non-employee directors.

    During the last fiscal year, we granted options covering 60,000 shares to each of our non-employee directors, at an exercise price per share of $33.34. The fair market value of the Common Stock on the date of grant was $33.34 per share (based on the closing sales price reported on the Nasdaq National Market for the date of grant). As of July 24, 2000, 20,000 options had been exercised under the Directors' Plan.

SUMMARY OF COMPENSATION

    The following table sets forth certain information for the fiscal years ended April 30, 1999 and 2000, regarding the compensation of Ditech's Chief Executive Officer and each of the most highly compensated executive officers of Ditech whose salary and bonus for fiscal 2000 were in excess of $100,000 (the "Named Executive Officers"). In accordance with Securities and Exchange Commission rules, annual compensation in the form of perquisites and other personal benefits has been omitted where the aggregate amount of such perquisites and other personal benefits constitutes less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for the fiscal year.

SUMMARY COMPENSATION TABLE

                                                                                                 LONG-TERM
                                                                                               COMPENSATION
                                                                                                  AWARDS
                                                                                               -------------
                                                                   ANNUAL COMPENSATION          SECURITIES
                                                              ------------------------------    UNDERLYING
                                                                YEAR      SALARY     BONUS        OPTIONS
                                                              --------   --------   --------   -------------
Timothy Montgomery..........................................    2000     $250,000   $250,000      253,888
  Chief Executive Officer and President                         1999      225,000    100,000      266,666
Toni Bellin.................................................    2000      160,000     53,000       50,000
  Vice President of Operations                                  1999       47,116     33,333      200,000
Mark Schwager...............................................    2000      146,634     51,000           --
  Vice President of Marketing                                   1999           --(1)       --     200,000
Serge Stepanoff.............................................    2000      130,000     60,000      125,020
  Vice President of Engineering and Development, Echo
    Cancellation Products                                       1999      120,000     42,960           --
William Tamblyn.............................................    2000      150,000    125,000      149,586
  Vice President and Chief Financial Officer                    1999      135,000     54,000       54,000

------------------------

(1) Mr. Schwager began employment on April 27, 1999 but did not receive cash compensation until the first payroll in May 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth each grant of stock options made during the fiscal year ended April 30, 2000 to each of the Named Executive Officers. The exercise price per share of each option was equal to the quoted fair market value of the common stock on the date of grant. During the fiscal year ended April 30, 2000, Ditech granted employees, consultants and directors options to purchase an aggregate of 1,744,194 shares of common stock.

                                                                                                             POTENTIAL
                                                                                                         REALIZABLE VALUE
                                                                  INDIVIDUAL GRANTS                         AT ASSUMED
                                                   ------------------------------------------------       ANNUAL RATES OF
                                                   NUMBER OF                                                STOCK PRICE
                                                   SECURITIES   % OF TOTAL                               APPRECIATION FOR
                                                   UNDERLYING    OPTIONS     EXERCISE                       OPTION TERM
                                                    OPTIONS      GRANTED     PRICE PER   EXPIRATION   -----------------------
NAME                                                GRANTED        2000        SHARE        DATE          5%          10%
----                                               ----------   ----------   ---------   ----------   ----------   ----------
Timothy Montgomery (1)...........................   253,888        14.6        $9.00      8/10/09     $1,437,019   $3,641,689

Toni Bellin (2)..................................    50,000         2.9        24.69      10/4/09        776,292    1,967,276

Marc Schwager....................................        --          --           --           --             --           --

Serge Stepanoff (3)..............................   125,020         7.2         9.00      8/10/09        707,620    1,793,247

William Tamblyn (4)..............................   149,586         8.6         9.00      8/10/09        846,664    2,145,614

------------------------

(1) 30,000, 71,666 and 152,222 shares of Mr. Montgomery's option grant vest ratably over the twelve month periods ending May 1, 2001, 2002 and 2003, respectively.

(2) Ms. Bellin's option grants vest ratably commencing October 5, 2003 and ending October 4, 2004.

(3) 27,104, 47,916 and 50,000 shares of Mr. Stepanoff's option grant vest ratably over the twelve month periods ending May 1, 2001, 2002 and 2003, respectively.

(4) 28,334, 56,112 and 65,140 shares of Mr. Tamblyn's option grant vest ratably over the twelve month periods ending May 1, 2001, 2002 and 2003, respectively.

    In accordance with the rules of the Securities and Exchange Commission, the columns referring to potential realizable value show the gains or "option spreads" that would exist for the options granted based on the assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted over the full option term. The rules of the SEC require us to use these assumed annual compound rates of stock price appreciation. These estimated rates do not represent our estimate or projection of future common stock prices.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth information regarding option exercises, and the fiscal year end values of stock options held by each of the Named Executive Officers during the fiscal year ended April 30, 2000 and exercisable and unexercisable options held as of April 30, 2000:

                                                                          NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                           UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                          UNDERLYING                        AT APRIL 30, 2000             AT APRIL 30, 2000
                                        SHARES ACQUIRED     VALUE      ---------------------------   ---------------------------
                                          ON EXERCISE      REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                        ---------------   ----------   -----------   -------------   -----------   -------------
Timothy Montgomery....................           --               --     453,888             --      $36,485,904           --
Toni Bellin...........................       55,000       $3,778,455     195,000             --       15,378,125           --
Marc Schwager.........................           --               --     200,000             --       16,175,000           --
Serge Stepanoff.......................      163,886        6,355,068     161,130             --       12,676,822           --
William Tamblyn.......................       44,332        1,731,218     175,422             --       13,680,160           --

    Each option grant permits immediate exercise subject to a repurchase option in favor of Ditech, which generally lapses over a four-year period with 25% lapsing after the first year and monthly thereafter. The quoted fair market value of Ditech's common stock on or about April 30, 2000 was $85.75 per share.

                             EMPLOYMENT AGREEMENTS

    In September 1998, Ditech entered into an employment agreement with Timothy Montgomery to serve as Ditech's President and Chief Executive Officer at a base salary of $225,000 a year starting on November 1, 1998, with an annual discretionary bonus set by the Board and based upon specific objectives to be agreed upon by Mr. Montgomery and the Board. The employment agreement also provides that Mr. Montgomery will receive an option to purchase 533,332 shares of Ditech common stock. The employment agreement is at-will, contains a non-solicitation agreement, and provides that if Mr. Montgomery is terminated without cause, he will be paid a lump sum equal to twelve months base salary. However, if Mr. Montgomery resigns, his employment is terminated for cause, or there is a change in control of Ditech, he will receive no severance benefits. In the event of a change of control of Ditech, all of Mr. Montgomery's outstanding, unvested options will immediately become fully vested.

    In November 1998, Ditech entered into an employment agreement with Toni Bellin to serve as Vice President of Operations at a base salary of $150,000 a year, with a guaranteed bonus of $25,000 in 1999 and an option to purchase 200,000 shares of Ditech common stock. The employment agreement is at-will, although if Ms. Bellin is terminated for other than cause or permanent disability during her first two years of service Ditech must pay Ms. Bellin's base salary for the lesser of a period of one year following the termination of her employment, or the period ending on the second anniversary of her first day of employment. Ms. Bellin received a signing bonus of $25,000, though if she severs her employment with Ditech within her first twelve months with the company she must repay $12,500 of the signing bonus.

    In April 1999, Ditech entered into an employment agreement with Marc Schwager to serve as Vice President of Marketing at a base salary of $150,000 a year, with a guaranteed bonus of $30,000 in 1999 and an option to purchase 200,000 shares of Ditech common stock. The employment agreement is at-will, although if Mr. Schwager is terminated for other than cause or permanent disability during his first year of service Ditech must pay Mr. Schwager's base salary for the period ending on the first anniversary of his first day of employment. Mr. Schwager received a signing bonus of $25,000, though if he severs his employment with Ditech within his first twelve months with the company he must repay $12,500 of the signing bonus.

    In February 2000, Ditech entered into an employment agreement with Ian Wright to serve as Senior Vice President--Development Engineering at a base salary of $180,000, with a guaranteed bonus of $60,000 in 2000 and an option to purchase 350,000 shares of Ditech common stock. The employment agreement is at-will, although if Mr. Wright is terminated for other than cause or permanent disability during his first year of service Ditech must pay Mr. Wright's base salary for the period ending on the first anniversary of his first day of employment.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                          ON EXECUTIVE COMPENSATION(1)

    The Compensation Committee of our Board of Directors generally makes decisions on compensation of our Chief Executive Officer, Timothy K. Montgomery, and its other executive officers. During fiscal 2000, the Compensation Committee consisted of Gregory M. Avis, William A. Hasler and Kenneth E. Jones; all three are outside directors. All decisions by the Compensation Committee are reviewed by the full Board of Directors, except for decisions about awards under our 1999 Stock Option Plan, which decisions must be made solely by the Compensation Committee for awards under such plan to satisfy Rule 16b-3 under the 1934 Act. The Compensation Committee has furnished the following report on the 2000 compensation of Timothy K. Montgomery and our other executive officers.

    In setting the compensation levels, the Compensation Committee considers the standard practices in the telecommunications industry, including data from surveys, as well as the practices of companies with whom Ditech competes for executive talent. Ditech believes that its total executive compensation package is near the median among its peers making the transition from a private company with less than $15 million in revenues to a publicly traded company with greater than $25 million of revenues.

    It is the current philosophy of Ditech to keep the base salary of executives between the 25th and 50th percentiles based on the RADFORD ASSOCIATES MANAGEMENT TOTAL COMPENSATION PLAN 1998--OVERALL COMPANIES LESS THAN $40M (Radford) & ADVANCED EQUITY PRE-IPO SURVEY--$10M LEVEL (AE), so that more of their compensation depends on bonuses, which are contingent upon Company and individual performance. The Radford and AE surveys include some but not all companies included in the Graph Index. See "Comparison of Stockholder Return". The executives are thus motivated to enhance stockholder value.

    As Ditech has commercial products and developing products, the Compensation Committee believes that corporate performance should be measured by both traditional financial performance criteria such as profitability and earnings per share and by analyzing the degree to which Ditech achieves certain goals established by the Compensation Committee and approved by the Board.

    Under the Executive Compensation Bonus Plan, an executive's annual incentive award depends on improved Company performance, both revenue growth and profits for the fiscal year and key individual contributions. The current philosophy of Ditech is to keep total compensation including bonuses for executives between the 50th and 75th percentiles of the companies in the Radford and AE surveys.

    The performance goals for Ditech are derived from our business plans that include critical individual performance targets relating to strategic product positioning, revenue growth, and profitability for the fiscal year and key internal deliveries. The performance bonuses are based on a percentage on each related task. The incentive targets vary with each executive officer and are based overall as a percentage of base salary. The incentive targets range from 40% to 50% with added incentives for exceeding targeted plans

------------------------

(1) The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

such as revenues and profitability. The Compensation Committee annually reviews and approves specific bonus targets, maximums and performance criteria for all executives.

STOCK OPTIONS

    The Compensation Committee grants stock options under our stock option plans to foster executive ownership and to provide direct linkage with stockholder interests. The Compensation Committee considers the current level of equity holdings in Ditech, stock options previously granted, industry practices, the executive's accountability level, and assumed potential stock value when determining stock option grants. The Compensation Committee relies upon competitive guideline ranges of retention-effective, target-gain objectives to be derived from option gains based upon relatively aggressive assumptions relating to planned growth and earnings. In this manner, potential executive gains parallel those of other stockholders over the long term. Therefore, the stock option program serves as our primary long-term incentive and retention tool for executives and other key employees. The exercise prices of stock options granted to the executive officers are equal to the market value of the stock on the date of grant.

CEO COMPENSATION

    Mr. Montgomery commenced employment with us effective November 1, 1997 as Senior Vice President of Sales and Marketing. As of September 15, 1998 he became the President and Chief Executive Officer. In general, as President and CEO the factors utilized in determining Mr. Montgomery's compensation are the same as those applied to the other executive officers in the manner described in the preceding paragraphs, although achievement of Company financial performance goals have a greater impact on his total compensation.

    In establishing Mr. Montgomery's base salary, it was the Compensation Committee's intent to provide him with a level of stability and certainty each year. His base salary for the 2000 fiscal year of $250,000 approximates the 50th percentile or competitive classification of reported base salaries for Chief Executive Officers based on Radford and AE.

    The annual bonus component of Mr. Montgomery's compensation package was based on our financial performance and individual goal achievement, as described above. Based upon Mr. Montgomery's performance, his resultant bonus for 2000 included his full bonus at plan of $100,000 plus an additional $150,000 for exceeding plan in revenues and profitability, for a total of $250,000.

    Mr. Montgomery also received an additional option grant in August 1999 to vest in out years from his original grants. 30,000, 71,666 and 152,222 shares of Mr. Montgomery's option grants vest ratably over the twelve month periods ending May 1, 2001, 2002 and 2003, respectively.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

    Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction for compensation exceeding $1 million paid to certain of the corporation's executive officers. It is not expected that the compensation to be paid to our executive officers for fiscal 1999 will exceed the $1 million limit per officer. Our 1998 Stock Option Plan is structured so that any compensation deemed paid to an executive officer when he/she exercises an outstanding option under the Option Plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation; which will not be subject to the $1 million limitation. The Compensation Committee will defer any decision on whether or not to limit the dollar amount of all other compensation payable to our executive officer ever approach that level.

    In summary, it is the opinion of the Compensation Committee that the adopted executive compensation policies and plans provide the necessary total remuneration program to properly align our performance and the interest of our stockholders with competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

                                            Compensation Committee
                                            Gregory M. Avis
                                            William A. Hasler
                                            Kenneth E. Jones

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During fiscal 2000, Messrs. Avis, Hasler and Jones served as members of the Compensation Committee of Ditech's Board of Directors. Mr. Avis is a Managing Partner of Summit Partners, a private equity capital firm that became a major stockholder of Ditech in connection with Ditech's recapitalization.

    No member of the Compensation Committee serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of Ditech's Board of Directors or Compensation Committee. Prior to the formation of the Compensation Committee in May 1997, the Board of Directors of Ditech as a whole made decisions relating to compensation of Ditech's executive officers.

PERFORMANCE MEASUREMENT COMPARISON (2)

    The following graph shows the total stockholder return of an investment of $100 in cash on June 9, 1999 for (i) our Common Stock; (ii) the NASDAQ Stock Market (U.S.) and (iii) the NASDAQ Telecommunications Index. All values assumes reinvestments of the full amount of all amount of all dividends.

                 COMPARISON OF 11 MONTH CUMULATIVE TOTAL RETURN

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             DITECH         NASDAQ
         COMMUNICATIONS         STOCK              NASDAQ
            CORPORATION  MARKET (U.S)  TELECOMMUNICATIONS
6/9/99          $100.00       $100.00             $100.00
4/30/00       $1,559.09       $155.77             $114.29

------------------------

(2) This section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by references in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and respecting any general corporation language in any such filing.

                              CERTAIN TRANSACTIONS

    In June 1999, in connection with our initial public offering, we redeemed all of our Series A Preferred Stock by payment of approximately $1.14 per share of Series A Preferred Stock pursuant to the terms thereof. In connection with this redemption, we redeemed: from funds affiliated with Summit Partners, of which Mr. Avis, a director of Ditech, is Managing Partner, and of which Mr. Chung, a director of Ditech, is a General Partner, an aggregate of 12,000,000 shares of Series A preferred stock; from The Seahawk Investment Trust and the Seahawk Ranch Irrevocable Trust, collectively, an aggregate of 2,272,344 shares of Series A preferred stock, of which trusts Mr. Jones, a director of Ditech, is a trustee; and from Mr. Turner, a director of Ditech, 255,461 shares of Series A preferred stock.


    On February 1, 2000, we acquired: (i) substantially all of the assets of Ingenuous, a California general partnership, Ingenuous Corporation, a California corporation, and Ingenuous Service Corporation, a California corporation, and
(ii) all of the assets relating to voice enhancement and echo cancellation technology from Richard Hardy, an individual. The Ingenuous (formerly "Telinnovation") entities and Mr. Hardy received in exchange for the assets an aggregate total of one million two hundred thousand (1,200,000) shares of our common stock (after giving retroactive effect our 2-for-1 stock split accounted for as a stock dividend effected in February 2000). Charlie Davis, our Executive Vice President and Chief Technology Officer--DSP Products, was a principal of Ingenuous as a Founder and Chief Executive Officer. His portion of the transaction is approximately 654,624 shares, a portion of which is subject to forfeiture upon termination of employment or under indemnification obligations.


    In fiscal 2000, we paid Pong Lim salary and bonuses totaling $155,160 related to services rendered as an employee of Ditech. Mr. Lim's employment ended on September 30, 1999. Subsequent to that date, Mr. Lim received no further compensation.

    See also Employment Agreements above.

                                 OTHER MATTERS

    The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ WILLIAM J. TAMBLYN

                                          William J. Tamblyn
                                          Secretary


August 22, 2000


A COPY OF OUR ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON
FORM 10-K FOR THE FISCAL YEAR ENDED APRIL 30, 2000 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO INVESTOR RELATIONS DEPARTMENT, DITECH COMMUNICATION CORPORATION, 825 E. MIDDLEFIELD ROAD, MOUNTAIN VIEW, CA 94043.

                        DITECH COMMUNICATIONS CORPORATION

                         ANNUAL MEETING OF STOCKHOLDERS

                          FRIDAY, SEPTEMBER 22, 2000
                           11:00 A.M. (LOCAL TIME)

                   OFFICE OF DITECH COMMUNICATIONS CORPORATION
                            825 E. MIDDLEFIELD ROAD
                        MOUNTAIN VIEW, CALIFORNIA 94043










     DITECH COMMUNICATIONS CORPORATION
     825 E. MIDDLEFIELD ROAD, MOUNTAIN VIEW, CALIFORNIA  94043             PROXY
--------------------------------------------------------------------------------

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 22, 2000

The undersigned hereby appoints Timothy K. Montgomery and William J. Tamblyn, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Ditech Communications Corporation which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Ditech Communications Corporation to be held at the offices of Ditech Communications Corporation, 825 E. Middlefield Road, Mountain View, California 94043, on Friday, September 22, 2000 at 11:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3, 4, 5 AND 6 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.





   PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN
      ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

    MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.


1. To elect three directors   01 Peter Y. Chung    03 Andrei Manoliu      / / Vote FOR            / / Vote WITHHELD
   to hold office until the   02 Kenneth E. Jones                             all nominees            from all nominees
   2003 Annual Meeting                                                        (except as marked)
   of Stockholders.
                                                                           --------------------------------------------
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S),           |                                           |
WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)   --------------------------------------------

                                         -  PLEASE FOLD HERE  -

                     MANAGEMENT RECOMMENDS A VOTE FOR PROPOSALS 2, 3, 4, 5, AND 6.

2. To approve an amendment to Ditech's 1998 Stock Option Plan to increase the
   aggregate number of shares of Common Stock authorized for issuance under the   / / For   / / Against   / / Abstain
   plan by 1,000,000.

3. To approve an amendment to Ditech's 1999 Non-Employee Directors' Stock
   Option Plan to increase the aggregate number of shares of Common Stock         / / For   / / Against   / / Abstain
   authorized for issuance under the plan by 100,000.

4. To approve an amendment to Ditech's Employee Stock Purchase Plan to increase
   the aggregate number of shares of Common Stock authorized for issuance under   / / For   / / Against   / / Abstain
   the plan by 150,000.

5. To approve an amendment to Ditech's Certificate of Incorporation to
   increase the number of authorized shares of Common Stock to 200,000,000.       / / For   / / Against   / / Abstain

6. To ratify the selection of PricewaterhouseCoopers LLP as independent           / / For   / / Against   / / Abstain
   auditors of Ditech for its fiscal year ending April 30, 2001.


Address Change? Mark Box  / /                                                    Dated: ________________________
Indicate changes below:
                                                                           --------------------------------------------
                                                                           |                                           |
                                                                           --------------------------------------------
                                                                           Signature(s) in Box

                                                                           Please sign exactly as your name appears
                                                                           hereon. If the stock is registered in the
                                                                           names of two or more persons, each should
                                                                           sign. Executors, administrators, trustees,
                                                                           guardians and attorneys-in-fact should add
                                                                           their titles. If signer is a corporation,
                                                                           please give full corporate name and have a
                                                                           duly authorized officer sign, stating title.
                                                                           If signer is a partnership, please sign in
                                                                           partnership name by authorized person.